                                     EXHIBIT 11.1

                                    POLYCOM, INC.

                           COMPUTATION OF NET INCOME (LOSS)
                        PER COMMON AND COMMON EQUIVALENT SHARE

                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        YEAR ENDED
                                                                        December 31
                                                        -----------------------------------------
                                                            1994           1995           1996
                                                            ----           ----           ----
PRIMARY & FULLY DILUTIVE
 Weighted average common shares outstanding                2,662          3,231         13,471
 Common equivalent shares from options and warrants           -              -             362
 Common equivalent shares from common stock
   subject to repurchase (2)                                (290)          (581)           507
 Common equivalent shares from convertible
   redeemable preferred stock and warrants                    -              -           3,997
 Common equivalent shares from options and
   convertible redeemable preferred stock (1)              1,682          1,682            561

                                                        -----------------------------------------
     Total shares                                          4,054          4,332         18,898
                                                        -----------------------------------------
                                                        -----------------------------------------

Net income (loss):
 Amount                                                  ($2,963)       ($1,602)        $1,483
                                                        ---------       --------       -------
                                                        ---------       --------       -------

 Per share                                                ($0.73)        ($0.37)        $ 0.08
                                                        ---------       --------       -------
                                                        ---------       --------       -------

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(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options, using the treasury stock method and the initial public offering price of $9.00 per share, and common equivalent shares from convertible redeemable preferred stock using the if-converted method issued during the twelve months period prior to the initial public offering are included in the computation for the three and six month periods ended June 30, 1995 and 1996.

(2) Common stock issued under stock option plan which are subject to repurchase are excluded from shares issued in the computation of net loss per share as their effect is antidilutive.


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